UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to 240.14a-12

TANGER FACTORY OUTLET CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 17, 2013

Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2013 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 17, 2013 at 10 o'clock a.m. at the O. Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, (336) 854-2000 for the following purposes:

1.	To elect the eight directors named in the attached Proxy Statement for a term of office expiring at the 2014 annual meeting of shareholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve, on a non-binding basis, named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 20, 2013 will be entitled to vote at the meeting or any continuation(s), postponement(s) or adjournment(s) thereof.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person.  Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials and on the proxy card, or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope.  This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Chad D. Perry
Executive Vice President,
General Counsel and Secretary

April 3, 2013

[THIS PAGE INTENTIONALLY LEFT BLANK]

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider, and the Proxy Statement should be read in its entirety before voting.

2012 Business Highlights

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2012, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the following key achievements:

•	For the year ended 2012, our Funds from Operations ("FFO")* increased 16.2% as compared to the prior year.

•	Our same-center net operating income ("NOI")* grew 6.0% in 2012, marking the 32nd consecutive quarter of growth in same-center NOI.

•	Our year end 2012 occupancy rate was 98.9%, marking the 32nd consecutive year we have achieved a year end occupancy rate at or above 95%.

•	On April 5, 2012, we increased our cash dividend from $0.20 to $0.21, representing the 19th consecutive year of increased cash dividends.

•
We increased our portfolio of properties that we own, or have ownership interests in, by 8.1% with the development of two new properties in the United States and the acquisition of two existing properties in Canada.

•
We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. Accordingly, over the past ten years a $100 investment in the Company would have increased to $683 on December 31, 2012 and would have outperformed an investment in the SNL US Equity REIT Index by 114%, the SNL US Retail REIT Index by 95% and the Russell 3000 by 226% over the same period.

2012 Executive Compensation Highlights
The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure that includes the following key features:

•
At our May 2012 annual meeting, the vast majority of our shareholders voted to approve our “2012 say-on-pay vote,” with over 95% of the votes cast in favor of the proposal. Following this overwhelmingly positive vote, we continue to proactively monitor and review our compensation program in an effort to maintain a compensation program that includes best practices and directly ties pay to performance.

•
In February 2013, we adopted new corporate governance-related compensation policies relating to the recoupment of incentive compensation in the event of a material accounting restatement (a “clawback” policy) and the restriction of directors and executive officers from engaging in any transaction that might allow them to gain from declines in the Company's securities (an “anti-hedging” policy). Also, beginning in 2013, the restricted Common Shares granted to certain Named Executive Officers include a mandatory holding period under which the executives cannot sell their vested shares for an additional three years following each vesting date.

•	Our Chief Executive Officer's minimum ownership guideline was increased to ten times his base salary.

•	Our executive compensation package is heavily weighted towards performance-based compensation which represented 84% of our Chief Executive Officer's 2012 total compensation.

•	For 2012, our Chief Executive Officer's total direct compensation decreased by 6.4% year-over-year.

* For a discussion of FFO and NOI, please see our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 27, 2013 beginning on page 52.

TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

____________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on May 17, 2013

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 17, 2013.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 17, 2013, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership.  We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”).  Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2012 (referred to as the “Annual Report”) over the internet.  Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice.  In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about April 3, 2013.

Date, Time and Place

We will hold the meeting on Friday, May 17, 2013 at 10 o'clock a.m. at the O. Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, (336) 854-2000, subject to any continuation(s), postponement(s) or adjournment(s).

Who Can Vote; Votes per share

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 20, 2013, are entitled to attend and vote on all proposals at the meeting.  Each Common Share entitles the holder thereof to one vote.  At the close of business on March 20, 2013, Common Shares totaling 94,415,137 were issued and outstanding.

How to Vote

Shareholder of Record—granting a proxy

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy.

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

•	FOR the election of each of the eight individuals named in this Proxy Statement to serve as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	FOR the approval, on a non-binding basis, of the compensation of our named executive officers.

 Beneficial Owner—voting instructions

If  your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record.  You are considered the beneficial owner of shares held in street name.  If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee.  Please refer to the voting instructions provided by your account manager. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors, or the approval, on a non-binding basis, of the named executive officer compensation.  Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote.  Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so when you have not provided instructions on that matter.

Quorum and Voting Requirements

Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting.  In uncontested elections, Directors will be elected if the votes cast for the nominee's election exceed the votes cast against the nominee's election by the Common Shares entitled to vote in the election, provided that a quorum is present. In addition, Proposals #2 and #3 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals #2 and #3. Any other proposal to come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires that the proposal be approved by the affirmative vote of a percentage of the votes entitled to be cast on the proposal.

Revocation of Proxies

You may revoke your proxy at any time before it is voted.  If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

•	by signing and submitting a new proxy card;

•	by submitting new votes through internet or telephone voting;

•	by delivering to the Secretary of the Company written instructions revoking your proxy; or

•	by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting.  If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

Proxy Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares.  If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur.  We have retained the services of Georgeson Inc. to assist us in the solicitation of proxies for a fee of $6,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders.  Pursuant to our By-Laws, our Board has fixed the number of directors to be elected at this year’s meeting at eight.  Each of the eight nominees for director designated below is presently a director of the Company.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees, unless the number of directors constituting the full Board is reduced.   The terms of all of our directors expire at the next annual meeting of shareholders or until their successors are elected and qualified.

 Board Diversity and Nominee Qualifications

The Board prefers a mix of backgrounds and experience among its members.  We do not follow any ratio or formula to determine the appropriate mix.  Rather, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of Board service at the Company.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, public companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them has experience in serving as an executive officer or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

Information Regarding Nominees (as of March 1, 2013)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Jack Africk	84
Chairman Emeritus of the Board since January 1, 2013 and Director of the Company since June 4, 1993. Previously served as Interim Non-Executive Chairman or Non-Executive Chairman of the Board from September 1, 2009 to December 31, 2012.  Managing Partner of Evolution Partners, LLC, a consulting company, since June 1993.  Mr. Africk previously served as a Director, from October 1997 to December 31, 2012, and Vice Chairman of the Board of Directors, from April 2007 to December 31, 2012, of North Atlantic Trading Company, Inc. (referred to as “NATC”), which, through its subsidiaries, manufactures, distributes and markets tobacco products. Mr. Africk previously served as Director, from October 1997 to December 31, 2012, and Vice Chairman of the Board of Directors, President and Chief Executive Officer, from April 2007 to December 31, 2012, of North Atlantic Holding Company, Inc. (referred to as “NAHC”), the corporate parent of NATC.  Mr. Africk previously served as President and Chief Operating Officer of both NATC and NAHC from January 1998 to December 1998.

Mr. Africk has nearly 20 years of experience on our Board and extensive knowledge of our Company. He also has extensive involvement in serving on corporate boards and working on a range of board committees (frequently as committee chairman). He has more than 48 years of business experience managing large multinational corporations, much of it in the capacity as either a CEO or senior executive officer.

William G. Benton	67
Non-Executive Chairman of the Board since January 1, 2013 and Director of the Company since June 4, 1993.  Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002. Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002. Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982.  Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

Mr. Benton has nearly 20 years of experience on our Board and has an extensive knowledge of our Company.  As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

Bridget Ryan Berman	52
Director of the Company since January 1, 2009.  Chief Executive Officer of Victoria's Secret Direct, LLC, the online catalog division of Victoria's Secret, a specialty retailer of women's intimates, beauty, apparel and accessories, since November 2011. From 2007 to 2011, Ms. Berman was an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Chief Executive Officer of Giorgio Armani Corp., the wholly-owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.  Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992.  In addition, Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

Ms. Berman has over 28 years of experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world.  Ms. Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Donald G. Drapkin	65
Director of the Company since March 3, 2011. Founder and Chairman of Casablanca Capital, LLC since 2010. Vice Chairman of Lazard International, a global advisory investment bank, and Chairman of Lazard's Investment Committee from 2007 to 2010. Vice Chairman of MacAndrews & Forbes Holdings, Inc., a holding company with interests in a diversified portfolio of public and private companies, and various of its affiliates from 1987 to 2007. Previously a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP. Mr. Drapkin is also a member of the American Bar Association and the New York City Bar Association.

Mr. Drapkin has demonstrated knowledge of highly sophisticated securities transactions, which he garnered over his 30 plus years of collective executive, management and legal expertise and which the Board expects will be valuable to the Company when it considers financing options and the deployment of its capital.

Thomas J. Reddin	52
Director of the Company since July 26, 2010. Managing Partner and Owner of Red Dog Ventures since 2009, a venture capital and management consulting firm. Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009. Chief Executive Officer (from 2005 to 2007) and President and Chief Operating Officer (from 2000 to 2005) of Lending Tree.com. Mr. Reddin also held various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995. Mr. Reddin has served on the Board of Directors of Valassis Communications Inc. since July 2010 and Premier Farnell plc since September 2010 and previously served on the Board of Directors of R.H. Donnelley from July 2007 to January 2010.

Mr. Reddin has close to 30 years of executive and management experience in consumer marketing and e-commerce. His experience in growing and building businesses and developing and marketing brand name consumer products enables to him to provide invaluable insights into helping the Company elevate its brand awareness.

Thomas E. Robinson	65
Director of the Company since January 21, 1994.  Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus and Company from June 1997 to March 2009. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc.  Mr. Robinson has also been a director of BRE Properties, Inc. since 2007 and was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006.  He is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”).  In November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

Mr. Robinson has 19 years of experience on our Board and extensive knowledge of our Company. As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities.  His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

Allan L. Schuman	78
Director of the Company since August 23, 2004.  Chairman of the Board of Ecolab, Inc., a provider of cleaning, food, safety and health protections products, from January 2000 to May 2006.  President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995. Chairman of the Board, since 2008, and Director, since 2001, of The Schwan Food Company.

As Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Steven B. Tanger	64
Director of the Company since May 13, 1993.  President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008; Executive Vice President from 1986 to December 1994. Mr. Tanger has served on the Board of Directors of The Fresh Market, Inc. since June 2012.

Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company's founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 36 consolidated and 7 partially owned outlet centers comprising over 12.9 million square feet. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

Vote Required.  The nominees will be elected if votes cast for each nominee's election exceed the votes cast against each nominee's election, provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees.

Each nominee who was approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card is standing for re-election.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and every member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. Our Board has affirmatively determined that the following nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: Jack Africk, William G. Benton, Bridget Ryan Berman, Donald G. Drapkin, Thomas J. Reddin, Thomas E. Robinson and Allan L. Schuman.  We presently have eight directors, including these seven independent directors. In determining the independence of our directors, our Board of Directors considered that Mr. Reddin is a director of Valassis Communications, Inc., which is a long-standing vendor of ours. Our Board considered the dollar value of our transactions with Valassis Communications, Inc. and the nature of the relationship and determined that the relationship did not impair Mr. Reddin's independence.

Board Leadership Structure and Risk Oversight

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

We operate under a board leadership structure with separate roles for our Chief Executive Officer (referred to as the "CEO") and Non-Executive Chairman of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company and permits the Non-Executive Chairman to manage the Board.  Accordingly, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. William G. Benton serving as Non-Executive Chairman of the Board, is the optimal structure for us at this time. Mr. Benton became the Non-Executive Chairman of the Board on January 1, 2013. Prior to January 1, 2013, Mr. Jack Africk served as the Interim Non-Executive Chairman or Non-Executive Chairman of the Board from September 1, 2009 to December 31, 2012.

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility.  The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks.  The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.  While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The Board does not believe that its role in the oversight of the Company's risks affects the Board's leadership structure.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Attendance at Board Meetings

The Board held five regular meetings during 2012.  Each of the incumbent directors in office during 2012 attended at least 75% of the meetings held during 2012. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders.  All eight persons serving as our directors at that time attended the 2012 Annual Meeting of Shareholders.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Non-Executive Chairman of the Board presides at all executive sessions at which he is in attendance.  In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but independent directors should meet in executive session at least once per year.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities.  The current committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Share and Unit Option Committee.  In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors.  Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlet.com by first clicking on "INVESTOR RELATIONS", then "CORPORATE OVERVIEW" and then "GOVERNANCE DOCUMENTS".  The table below shows current membership for each of the standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Share and Unit Option Committee
Jack Africk	Jack Africk	Jack Africk	Jack Africk
William G. Benton	William G. Benton	William G. Benton	William G. Benton
Donald G. Drapkin	Bridget Ryan Berman (Chair)	Bridget Ryan Berman	Bridget Ryan Berman
Thomas J. Reddin (Chair)	Thomas J. Reddin	Thomas J. Reddin	Donald G. Drapkin
Thomas E. Robinson	Thomas E. Robinson	Thomas E. Robinson (Chair)	Allan L. Schuman (Chair)
Allan L. Schuman

Audit Committee.  The Board has established an Audit Committee consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Exchange Act Rule 10A-3.  The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual Proxy Statement.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants.  The Audit Committee is also charged with discussing with management the Company's policies with respect to risk assessment and risk management, the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K.  During 2012, there were five meetings of the Audit Committee.

Compensation Committee.  The Board has established a Compensation Committee consisting of six of our independent directors.  The Compensation Committee is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of other officers. During 2012, there were eight meetings of the Compensation Committee.

Nominating and Corporate Governance Committee.  The Board has established a Nominating and Corporate Governance Committee consisting of five of our independent directors.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates.

The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics.  It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters—Shareholder Proposals and Nominations for the 2014 Annual Meeting of Shareholders—Shareholder Suggestions for Director Nominations” in this Proxy Statement.  Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2012, there were four meetings of the Nominating and Corporate Governance Committee.

Share and Unit Option Committee.  The Board has established a Share and Unit Option Committee (referred to as the “Option Committee”) consisting of five of our independent directors.  The Option Committee administers our Incentive Award Plan which provides for the issuance of equity-based awards to the Company’s employees and directors. The Option Committee selects the employees to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee.  During 2012, there was one meeting of the Option Committee.

Communications with Directors

Any shareholder or interested party is welcome to communicate with our Non-Executive Chairman of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Non-Executive Chairman, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.  All communications, except for marketing and advertising materials, are forwarded directly to our directors.

Compensation of Directors

The annual compensation to the non-employee directors for 2012 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, compensation consultants engaged by the Compensation Committee. During 2012, our non-employee directors were paid an annual compensation fee of $50,000.  In addition, the Non-Executive Chairman of the Board was paid an annual compensation fee of $115,000, the chairs of the Audit and Compensation Committees were each paid an annual compensation fee of $15,000, and the chairs of Nominating and Corporate Governance and Share and Unit Option Committees were each paid an annual compensation fee of $7,500.  If a new director is appointed to the Board, or if a presiding director is appointed chairman of a committee, during the calendar year, the retainer fees and committee fees are prorated based on the effective date of his or her appointment. Based on the recommendations of, and a peer group analysis performed by, the Compensation Committee's consultant, the Board approved annual compensation to the non-employee directors for 2013 to remain at $50,000, the Non-Executive Chairman of the Board to be reduced to $50,000, the Audit and Compensation Committee chairs annual compensation fees be increased from $15,000 to $25,000 and the Nominating and Corporate Governance and Share and Unit Option Committee chairs annual compensation fees be increased from $7,500 to $15,000.

Our CEO who is also a director will not be paid any director fees for his services as a director of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. The Board approved to each non-employee director an award of 5,000 restricted Common Shares during each of years 2013, 2012 and 2011.

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Accordingly, effective July 29, 2008, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors.  Non-employee directors are required to hold 5,000 shares within 3 years of their election to the Board. In addition, in 2012, the Company established the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) under which non-employee directors may elect to receive all or a portion of his or her cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a book-keeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2012, one non-employee director elected to participate in the Director Deferred Share Program.

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2012:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid In cash	Share Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Jack Africk	2012	$165,000	$147,500	---	$7,326	$319,826
William G. Benton	2012	65,000	147,500	---	7,326	219,826
Bridget Ryan Berman	2012	65,000	147,500	---	7,326	219,826
Donald G. Drapkin (4)	2012	50,000	147,500	---	5,916	203,416
Thomas J. Reddin	2012	50,000	147,500	---	6,510	204,010
Thomas E. Robinson	2012	57,500	147,500	---	7,326	212,326
Allan L. Schuman	2012	57,500	147,500	---	7,326	212,326

(1)
The amounts in this column represent the grant date fair value of restricted Common Shares awards granted during 2012. Each director was granted 5,000 restricted Common Shares with a grant date fair value of $29.50 per share. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2012 audited consolidated financial statements on pages F-37 through F-39 of our 2012 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2012, equaled 34,993 Common Shares and for each director, consisted of the following: 1,666 restricted Common Shares granted during 2011 with a grant date fair value of $26.85 (except for Mr. Drapkin who was appointed to the Board in March 2011 and whose awards had a grant date fair value of $26.37) per share and 3,333 restricted Common Shares granted during 2012 with a grant date fair value of $29.50 per share.

(2)	There were no option awards granted during 2012. Mr. Schuman had 12,000 options outstanding as of December 31, 2012. None of the other directors held options as of such date.

(3)	Represents dividends paid on unvested restricted Common Shares.

(4)
Mr. Drapkin deferred $14,250 of his 2012 cash compensation pursuant to our Director Deferred Share Program. Mr. Drapkin received 453.67 deferred shares in connection with 2012 cash compensation he elected to defer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers.  Mr. Africk, Mr. Benton, Ms. Berman, Mr. Reddin, Mr. Robinson and Mr. Schuman currently serve on the Compensation Committee, with Ms. Berman serving as chairperson.  No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee is responsible for the Company's executive compensation program as well as the program's underlying philosophy and related policies. The “Executive Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2012, which were determined by the Compensation Committee.
In this Compensation Discussion and Analysis, we first provide an “Executive Summary” and then discuss the Compensation Committee's process for deciding the compensation of our NEOs and the role of management in such decisions. Finally, we discuss and analyze the Compensation Committee's specific decisions regarding fiscal year 2012 compensation for the NEOs and other related matters.
For the fiscal year ended December 31, 2012, our NEOs and their titles were as follows:

•	Steven B Tanger - President and Chief Executive Officer (“CEO”)

•	Frank C. Marchisello - Executive Vice President and Chief Financial Officer (“CFO”)

•	Thomas E. McDonough - Executive Vice President and Chief Operating Officer (“COO”)

•	Chad D. Perry - Executive Vice President, General Counsel and Secretary (“GC”)

•	Lisa J. Morrison - Senior Vice President - Leasing

Executive Summary

The experience, quality and commitment of our NEOs are critical factors that drive the long-term value of our Company. Accordingly, one of the primary objectives of our executive compensation program is to ensure that the Company provides a competitive compensation program that allows us to attract, retain and appropriately motivate a top-performing executive management team and to align the interests of our executives with those of our shareholders. The Company has implemented a compensation program designed to link financial results to executive incentives and reward favorable shareholder returns.

The Company's total return to shareholders (“TRS”) over the last ten and five years was 583% and 116%, ranking us first and second, respectively, within our executive compensation peer group. Further, the Company outperformed an investment in the SNL US Equity REIT Index by 114%, the SNL US Retail REIT Index by 95% and the Russell 3000 by 226% over the ten year period. Our 2012 operational performance was also positive including an increase in FFO of 16.2% and an increase in NOI of 6.0%. See “Total Return to Shareholders” and “Operational Performance” on pages 16-17 for further discussion of performance accomplishments used to set 2012 compensation.

Based on our performance in 2012 and our success over the long-term, the following actions were taken with respect to compensation for fiscal year 2012 compensation:

•
Base Salaries - The executive management team received moderate base salary increases of 3%, which we believed would be generally consistent with increases at similar performing REITs, except for Mr. Tanger who received a 6% increase in connection with the negotiation of his new employment agreement. After a review of our NEOs base salaries and total cash compensation as compared to our executive compensation peer group, it was concluded that no base salary increases were necessary for 2013.

•
Annual Incentive Cash Bonus - The Company's annual incentive cash bonus plan was relatively unchanged from the prior year and continues to be based on predetermined performance targets, which are reset annually by the Compensation Committee. At the time the targets were set for 2012, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill in light of the current environment and condition of the overall economy at that time. The 2012 bonus potential for executives were the same as 2011 for the CEO and CFO. The 2012 bonus potential for the COO and GC were modified to bring their total cash compensation in line with the CFO. Also, the 2012 bonus potential for the Senior Vice Presidents and Vice Presidents was modified to include a maximum percentage.

•
Restricted Share Awards - The Compensation Committee approved an annual grant of time-based restricted share awards based on a review of the Company's TRS performance, operational performance, market compensation levels and internal pay equity considerations. For fiscal year 2012 performance, the CEO and CFO were granted shares valued at approximately 18% less than the prior year. The COO was granted shares equal to the same number as the CFO in order to better align their compensation structures and reflected an approximate 70% increase in value from the prior year. The GC shares were determined based on market comparisons, internal pay equity considerations and tenure. The Senior Vice President of Leasing was granted the same number of shares as the prior year, which resulted in a 22% increase as a result of the appreciation in the Company's share price. Also, the year-end 2012 Restricted Common Shares granted to the CEO, CFO, COO and GC include a mandatory holding period under which the executives cannot sell their vested shares for an additional three years following each vesting date.

•
Compensation Governance Changes - In February 2013, we adopted new corporate governance-related compensation policies for the recoupment of incentive compensation in the event of a material accounting restatement (i.e., a “clawback” policy) and the restriction of directors and executive officers from engaging in any transaction that might allow them to gain from (or limit losses due to) declines in the Company's securities (i.e., an “anti-hedging” policy). Also, the Company modified its minimum equity ownership guidelines so that the CEO is required to hold shares with a value equivalent to ten times his salary.

CEO Pay-for-Performance Alignment

The Company's commitment to pay-for-performance is illustrated in the total compensation paid to our CEO. The graph below illustrates total compensation paid to the CEO since 2008 and the TRS on a $100 investment in the Company made on January 1, 2008. As a result of the fact that over 80% of our CEO's compensation is performance-based and significantly tied to the Company's share price performance, our compensation has aligned with our TRS performance over the long-term period.

The above graph is based on actual compensation paid for the fiscal year and more accurately reflects the annual decisions of the Compensation Committee with respect to our CEO's compensation than the Summary Compensation Table presented on page 29 as a result of the fact that our annual long-term equity incentive awards for a particular year are generally granted in February of the following year. Due to the SEC rules governing the disclosure of amounts in the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

Shareholder Say-on-Pay Votes

At our 2012 shareholders meeting, we provided our shareholders with the opportunity to cast an annual advisory vote on executive compensation. Over 95% of the votes cast on this “2012 say-on-pay vote” were voted in favor of the proposal. We have considered the 2012 say-on-pay vote and we believe that the overwhelming support of our shareholders for the 2012 say-on-pay vote proposal indicates that our shareholders are generally supportive of our approach to executive compensation.

Compensation Review Process

Compensation Program Objectives

The objectives of the Company's compensation program are as follows:

•	Attract, retain and motivate qualified executive management who are enthusiastic about the Company's mission and culture.

•
Create a fair, reasonable and balanced compensation program that rewards management's performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

•	Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company's compensation program is designed to reward both teamwork and the individual officer's contribution to the Company with respect to annual and longer-term goals.  Annual cash performance-based incentives reward both Company financial performance and individual performance for the fiscal year.  In measuring an individual officer's and the overall team's performance, the Compensation Committee considers numerous factors, including the Company's growth in funds from operations (referred to as “FFO”) from the prior year, its dividend payout ratio, its success in renewing a significant number of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, customer traffic and the overall TRS.  While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal.  See “Annual Cash Incentives: Description and Analysis” on page 19 for further discussion of performance targets used to set 2012 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a multi-year period.

Additionally, we believe that the Company's executive compensation program does not encourage excessive risk taking and believe that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•
Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company's annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking;

•	Base salaries consistent with each executive's responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	A significant portion of each executive's compensation is tied to the future share performance of the Company;

•	Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation; and

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

Role of the Compensation Committee

The purposes and responsibilities of the Compensation Committee of the Board include the following:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO's performance and determine and approve the CEO's compensation level based on this evaluation;

•	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;

•	Periodically review the Company's incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and

•
Oversee, with management, regulatory compliance with respect to compensation matters, including the Company's compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and (ii) “outside directors” for the purposes of Section 162(m) of the Code.

Role of the Compensation Consultant and Use of Aggregate Peer Group Data

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, FTI Consulting, Inc. ("FTI"), to assist it in determining the appropriate amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of FTI, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors. Based in part on this data and analysis provided by FTI, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder wealth creation while being generally competitive within our industry.

During each fiscal year, management prepares tally sheets that set forth the Company's total compensation obligations to the CEO and the other officers.  These tally sheets, which include the executive's realized compensation from the prior year and targeted cash compensation for the coming year, are provided to FTI for the purpose of presenting the Compensation Committee with an analysis of the compensation of our executives compared to that of our peer companies. FTI analyzes compensation levels, as well as the mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation of officers with similar duties and responsibilities at the targeted peer group companies. The analysis focuses on two categories of compensation: (1) base salary and incentive cash bonus together as total cash compensation and (2) total overall compensation. Based on the Company's and individual's overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation Committee in consultation with the compensation consultant determines an appropriate level of annual compensation, although no particular peer group percentile is targeted for any of our NEOs.

Pursuant to a service agreement by and between the Company and FTI, dated September 21, 2012, FTI was required to provide its analysis through a written report to the Compensation Committee.  In its report relating to 2012 compensation, FTI recommended, based on its review of the peer group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer's compensation were reasonable and within peer group standards).  The Compensation Committee considered the FTI recommendations and peer group analysis when determining base salaries and annual and long-term incentives.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized by the Company for Common Share performance measurement.  In 2012, FTI recommended, and the Compensation Committee approved, that the peer group be modified from the 2011 peer group to remove Cedar Realty Trust, Inc. and Urstadt Biddle Properties, Inc. as a result of those companies representing small market capitalization REITs of less than $1 billion and no longer being comparable in terms of scope of operations. W.P. Carey & Co. LLC and Corporate Office Properties Trust were also removed as a result of their assets and current executive management team members no longer being comparable to the Company. These four firms were replaced with Glimcher Realty Trust, National Retail Properties, Inc. and Realty Income Corporation as they believed these companies were more comparable to the Company in terms of asset type, size and executive team members.

The peer group recommended by FTI and selected by the Compensation Committee for determining 2012 compensation was comprised of the following REITs:

Acadia Realty Trust	Kimco Realty Corporation
CBL & Associates Properties, Inc.	National Retail Properties, Inc.
DDR Corp.	Realty Income Corporation
Digital Realty Trust, Inc.	Regency Centers Corporation
Equity One, Inc.	Saul Centers, Inc.
Federal Realty Investment Trust	Taubman Centers, Inc.
Glimcher Realty Trust	The Macerich Company
Highwoods Properties, Inc.	Weingarten Realty Investors

Determination of Compensation Consultant's Objectivity.  The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant.  As a result, the Compensation Committee does not allow the Company to engage FTI in matters unrelated to executive compensation as long as FTI serves in the capacity as the Compensation Committee's independent compensation consultant, and has determined that there is no actual conflict of interest arising out of FTI's services to the Company.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation.  Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the CFO in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for our senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and CFO are subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the CEO and CFO's recommendations with respect to executive compensation.

Fiscal Year 2012 Compensation

We believe that the below discussion more accurately reflects the annual decisions of the Compensation Committee with respect to our NEO's compensation than the Summary Compensation Table presented on page 29 as a result of the fact that our annual long-term equity incentives awards for a particular year are generally granted in February of the following year. Due to the SEC rules governing the disclosure of amounts in the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

The Compensation Committee received information from FTI and management in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2012 performance. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, company performance results, internal pay equity, past practice, experience and individual performance. There is no particular weight given to each factor and may differ among individual NEOs and instead is reviewed on a holistic basis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultants. The financial results against the targets approved by the Compensation Committee under our incentive compensation plans generally determine payouts under those plans for the fiscal year just ended. In addition, these results typically form the basis for setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO's working relationship with the Board. Overall, the Compensation Committee and the Board believe that the Company, under the CEO's leadership in 2012, achieved superior financial results, as well as significant achievement on a broad range of non-financial goals.

Total Return to Shareholders

For the year ending December 31, 2012, our shareholders were rewarded with outstanding returns on their investment. The chart below compares our TRS, as of December 31, 2012, to the index of equity REITs prepared by the SNL Financial, and the SNL Retail REIT index prepared by SNL Financial. The chart also shows where our total return performance ranked compared to our executive compensation peer group.

	1 Year	3 Year	5 Year	10 Year
Total return to shareholders:
Tanger Factory Outlet Centers, Inc.	20%	92%	116%	583%
SNL Equity REIT Index	20%	68%	37%	218%
Executive Compensation Peer Group Median	25%	67%	27%	178%
Rank among Executive Compensation Peer Group	25th Percentile	81st Percentile	100th Percentile	93rd Percentile
We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. The Compensation Committee compares our performance to selected indices as part of their year end compensation analysis. Accordingly, the graph below compares the cumulative total return on our Common Shares over the past ten years to the cumulative return of comparable indices assuming a $100 investment on December 31, 2002. A $100 investment in the Company would have increased to $683 on December 31, 2012 and would have outperformed an investment in each index over the same period by 114% more than the SNL Equity REIT Index, 95% than the SNL Retail REIT Index and 226% more than the Russell 3000. The graph below is not intended to comply with the performance graph requirements of Item 201(e) of Regulation S-K.

Comparison of $100 Investment Over the Past Ten Years

700
600
500
400
300
200
100
0
Index Value
12/31/02
12/31/04
12/31/06
12/31/08
12/31/10
12/31/12
Period Ending
Tanger Factory Outlet Centers, Inc.
SNL US Equity REIT Index
SNL US Retail Equity REIT Index
Russell 3000

December 31,	2002	2004	2006	2008	2010	2012
Tanger Factory Outlet Centers, Inc.	$100.00	$194.87	$315.20	$328.02	$483.14	$682.74
SNL US Equity REIT Index	$100.00	$181.37	$275.66	$147.20	$244.50	$318.48
SNL US Retail REIT Index	$100.00	$207.66	$302.31	$138.90	$247.63	$350.23
Russell 3000	$100.00	$146.71	$180.16	$118.75	$178.21	$209.59

Operational Performance

The Company also continued to experience superior operating results, including the following:

•
For 2012, our FFO, adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, increased 16.2% as compared to the prior year.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. For a further discussion of FFO and adjusted FFO, please see our 2012 Annual Report under the section "Management Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Earnings Measures" beginning on page 52.

•	Our same-center net operating income ("NOI") grew 6.0% in 2012, marking the 32nd consecutive quarter of growth in same-center NOI.

•	In 2012, our blended increase in average tenant base rental rates on leases released or renewed during 2012 increased 25.5%.

•	Our 2012 year end occupancy rate was 98.9%, marking the 32nd consecutive year we have achieved a year end occupancy rate at or above 95%.

•	On April 5, 2012, we increased our quarterly cash dividend from $0.20 to $0.21, representing the 19th consecutive year of increased cash dividends.

•
From the financial perspective, we maintained a healthy and conservative balance sheet, with over 60.8% of our debt at fixed rates, $178.3 million available on our $520.0 million in unsecured lines of credit, and a debt to total market capitalization ratio of 24.4% as compared to 26.3% last year.

•	We also maintained a strong interest coverage ratio of 4.18 times for the year ended December 31, 2012 compared to 4.07 times for the same period in the prior year.

•
We increased our portfolio of properties that we own, or have ownership interests in, by 8.1% with the development of two new properties in the United States and the acquisition of two existing properties in Canada.

Actual Fiscal Year 2012 Compensation

Based on the peer group analysis and assessment of the Company's performance, the Compensation Committee approved the following 2012 total compensation for each NEO:

Named Executive Officer	2012 Total Compensation(1)		Increase (decrease) from 2011
Steven B. Tanger, CEO	$7,015,126	(2)	(6.4)%
Frank C. Marchisello, Jr., CFO	3,053,396		(7.9)%
Thomas E. McDonough, COO	2,478,615		49.2%
Chad D. Perry, GC	1,459,812		N/A
Lisa J. Morrison, Senior Vice President - Leasing	976,400		10.4%

(1)
Represents the sum of (a) base salary, (b) annual cash incentives, (c) restricted Common Share awards, (d) the annualized grant date value of the 2010 multi-year performance awards and (e) other compensation which primarily includes dividends on unvested shares and the Company's matching contribution to the 401(k) plan, all of which related to fiscal year 2012 and for the annual cash incentives and restricted common share awards that were paid in February 2013. These amounts are different from the amounts set forth in the “2012 Summary Compensation Table,” due to the reporting requirements under applicable SEC rules relating to the timing of the recognition of equity-based compensation.

(2)
For direct comparison purposes, Mr. Tanger's amount excludes the annualized value of the 45,000 fully vested shares, 90,000 time-vesting shares and the 90,000 performance-vesting shares granted in connection with his February 2012 employment agreement. Mr. Tanger's 2012 compensation inclusive of these amounts equals $8,159,759 and would represent an approximate 8.9% increase year-over-year.

Elements of Compensation

Historically, the Company's primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and outperformance awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company's fiscal year budget while reinforcing its pay-for-performance philosophy.

Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

•	Annual base salaries are designed to provide the executive with a minimum compensation level consistent with the individual's position and duties relative to his or her peers.

•	Annual incentive cash bonuses are designed to reward the executive for the achievement of strategic and financial goals of the Company during each fiscal year.

•
Annual long-term equity incentives are designed to closely align the interests of management with those of shareholders. The long-term incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

•
Outperformance awards are designed to reward management only in the event of superior value creation over a multi-year period. The outperformance awards granted to executives are only earned based upon the achievement of pre-determined market returns in terms of absolute and relative TRS.

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including, among other things, the Company's fiscal year budget, annual accounting cost and the impact to share dilution.

Base Salary: Description and Analysis

Consistent with the Company's philosophy of tying pay to performance, executives receive a significant percentage of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not set base salary levels equal to any specific percentile of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within the range of base salaries paid to comparable officers in the targeted peer group and sufficient to attract competent executive talent and maintain a stable management team.

For 2012, the Company provided, in varying degrees, a base pay increase to the vast majority of its employees (including its executive officers) of 3%, except for Mr. Tanger who received a 6% increase in connection with the negotiation of his new employment agreement. The 2012 base salaries for named executive officers were as follows:

Named Executive Officer	2012 Base Salaries
Steven B. Tanger, CEO	$800,000
Frank C. Marchisello, Jr., CFO	405,500
Thomas E. McDonough, COO	371,300
Chad D. Perry, GC	350,000
Lisa J. Morrison, Senior Vice President - Leasing	254,200

After a review of our NEOs base salaries and total cash compensation as compared to our executive compensation peer group, it was concluded that no base salary increases were necessary for 2013.

Each of the NEOs has an employment agreement with the Company that includes a provision whereby the executive's base salary shall not be less than certain previous amounts.  See “Employment Contracts” on page 36.

Annual Cash Incentives: Description and Analysis

Incentive Cash Bonus Plan For Executive Officers

During 2012, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (referred to as the "Incentive Cash Bonus Plan"). The performance criteria were approved and set by the Compensation Committee at the committee meeting held during February 2012.  The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

Each executive's annual incentive cash bonus amount is based upon Minimum, Threshold, Target and Maximum percentages of base salary.  See the “2012 Grant of Plan-Based Awards” on page 31 for the dollar amounts payable under each of these categories.  Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year and generally no payment will be made to any executive whose employment is terminated for "cause".

The Minimum, Threshold, Target and Maximum amounts for 2012 were as follows (as a percentage of base salary):

Named Executive Officer	Minimum	Threshold	Target	Maximum
Steven B. Tanger, CEO	75%	100%	125%	200%
Frank C. Marchisello, Jr., CFO	75%	100%	125%	170%
Thomas E. McDonough, COO	75%	100%	125%	170%
Chad D. Perry, GC	75%	100%	125%	170%
Lisa J. Morrison, Senior Vice President - Leasing	5%	15%	25%	35%(1)

(1)
Ms. Morrison also participates in separate annual incentive cash bonus plans for leasing employees. See "Annual Incentive Plan for Leasing Employees" below. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company's leasing team bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company's Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company. The corporate performance criteria and the target levels required to achieve the incentive bonus for 2012 approved by the Compensation Committee included:

Performance Criteria	2012 Target Levels				Actual Results	% of total award CEO EVP's	% of total award other officers
	Minimum	Threshold	Target	Maximum
FFO per share	$1.54	$1.56	$1.58	$1.62	$1.63	25%	22%
Achievement of Company’s business plan:
Lease renewal rate	90%	91%	93%	95%	93.8%	5%	4.4%
Average increase in base rental rates:
upon lease renewals	11%	12%	13%	14%	16.3%	5%	4.4%
leased to new tenants	26%	30%	35%	37%	55.1%	5%	4.4%
Average year-end occupancy rate	96%	97%	97.5%	98%	98.3%	5%	4.4%
Average increase (decrease) in traffic	1%	2%	3%	4%	2.6%	5%	4.4%
Financial Performance Targets:
Percentage increase in same center net operating income	3%	5%	5.5%	6%	6%	10%	9%
Consolidated Debt to Adjusted Total Asset Ratio	48%	47%	46%	45%	46.9%	10%	9%
Total shareholder return:
One year performance relative to all Mall and Shopping Center Equity REITS with a market capitalization of at least $800 million	Top 50%	Top 40%	Top 30%	Top 20%	Top 87%	5%	4%
Total return to shareholders	5%	7%	8%	10%	19.8%	5%	4%
Individual performance objectives for the CEO and EVP's	2 of 5 objectives	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	5 of 5 objectives	20%	n/a
Individual performance goals for other officers	2 of 5 objectives	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	various	n/a	30%

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant charges which they believe are not indicative of the Company's on-going operating performance. No such adjustments were made for the 2012 year.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and thus that these goals ultimately help align the interests of our NEOs and our shareholders.  If minimum performance criteria targets are not met, no bonuses are paid.  If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2012, the Company surpassed some of the minimum target levels but did not surpass all of the maximum performance targets.  The individual performance objectives for each of Mr. Tanger, Mr. Marchisello, Mr. McDonough and Mr. Perry were to (1) enter into a purchase and sale agreement for the development of an outlet center in Canada, (2) break ground and begin construction on one new center in the US or Canada, (3) break ground and begin construction on a second new center in the US or Canada, and (4) establish a succession and talent development plan for all members of the Executive Leadership Team, which was weighted as two individual goals. Mr. Tanger, Mr. Marchisello, Mr. McDonough and Mr. Perry, met five of the five objectives during 2012. Ms. Morrison was assigned five separate individual goals, as set by Mr. Tanger which were directly related to achieving the Company's strategic initiatives. Ms. Morrison met four of five goals. At the time the individual performance objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill.
The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2012 based on the achievement of the 2012 targets as set at the beginning of the year.

Annual Incentive Cash Bonus Plan for Leasing Employees

Ms. Morrison also participates in a separate incentive cash bonus plan designed to reward the Company's leasing employees on an individual basis for successfully executing new leases and renewing existing leases with our tenants (referred to as "Leasing Commissions"), and on a team basis for reaching certain company goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year (referred to as "Leasing Team Bonus").  Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company's revenues.

Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus with respect to Leasing Commissions equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company's leasing bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company's Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both. Also, Ms. Morrison was eligible to receive a bonus for leases executed in 2012 relating to new development projects (the "New Development Bonus"). Fifty percent (50%) of the New Development Bonus is earned and payable upon execution of any specified lease, provided the lease is executed prior to the first to occur of (i) the preleasing deadline or (ii) obtaining signed leases equal to the first 50% of the new development project's total expected square footage. The balance is earned and payable when construction actually begins on such new development. There are no targets, thresholds or maximums associated with the New Development Bonus.

In addition, during 2012, Ms. Morrison was eligible to receive a Leasing Team Bonus up to $20,000 if all of the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum target levels, up to a maximum total award of $35,000.

Actual 2012 Annual Incentive Cash Bonuses

Based on the terms and conditions of the annual incentive cash bonuses described above, during January and February 2013, the Compensation Committee approved the payout of the following annual cash incentives for 2012:

Named Executive Officer	2012 Annual Cash Incentives	Increase (decrease) from 2011
Steven B. Tanger, CEO	$1,390,000	15.8%
Frank C. Marchisello, Jr., CFO	609,872	9.4%
Thomas E. McDonough, COO	558,435	45.9%
Chad D. Perry, GC	526,400	N/A
Lisa J. Morrison, Senior Vice President - Leasing	338,632	11.5%

All annual incentive cash bonuses to named executive officers for 2012 were paid in accordance with the terms described above and the Company did not exercise any discretion to increase any such bonuses above the amount determined pursuant to the applicable formula.

Long-Term Incentives: Description and Analysis

Long term incentives are determined based on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company's long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or options to acquire Common Shares at a predetermined price (which equals fair market value of such Common Shares as of the date of grant).  Equity-based awards deliver increased value only when the value of our Common Shares increases.

The Option Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees.  The Compensation Committee makes recommendations and provides advice and information to the Option Committee with respect to equity-based awards.  The Option Committee makes the awards and establishes the terms and conditions of the awards, including voting, as it deems appropriate.

Restricted Common Share Awards

The purpose of awarding restricted Common Shares is to align the interests of management with those of our shareholders.  In setting the amounts and terms of the restricted Common Shares, the Compensation Committee and the Option Committee consider the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company's financial statements with respect to all previous grants of restricted Common Shares. However, the Option Committee does not necessarily limit the number of shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Option Committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance.  Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

Based on the foregoing considerations, in February 2013 the Compensation Committee approved the following annual long-term incentives based on the Company performance achieved for 2012:

Named Executive Officer	2013 Annual Long-Term Incentives	Increase (decrease) from 2012
Steven B. Tanger, CEO	$3,460,800	(18.5)%
Frank C. Marchisello, Jr., CFO	1,499,680	(18.0)%
Thomas E. McDonough, COO	1,499,680	69.5%
Chad D. Perry, GC	576,800	N/A
Lisa J. Morrison, Senior Vice President - Leasing	270,375	22.2%

For fiscal year 2012 performance, the CEO and CFO were granted shares valued at approximately 19% and 18%, respectively, less than the prior year. The COO was granted shares equal to the same number as the CFO in order to better align their compensation structures and reflected an approximate 70% increase in value from the prior year. The GC shares were determined based on market comparisons, internal pay equity considerations and tenure. The Senior Vice President of Leasing was granted the same number of shares as the prior year, which resulted in a 22% increase as a result of the appreciation in the Company's share price. Such awards vest and the restrictions cease to apply with respect to twenty percent of the shares underlying each award on February 28th of each year over a five-year period, beginning on February 28, 2014. For the CEO, CFO, COO and GC, the restricted Common Shares include additional restrictions under which the vested shares cannot be sold for an additional three years following each vesting date.

In addition, in February 2012, the Compensation Committee recommended and the Option Committee approved the following annual long-term incentives based on Company performance achieved for 2011:

Named Executive Officer	2012 Annual Long-Term Incentives	Increase (decrease) from 2011
Steven B. Tanger, CEO (1)	$4,248,000	16.9%
Frank C. Marchisello, Jr., CFO	1,829,000	16.9%
Thomas E. McDonough, COO	885,000	N/A
Chad D. Perry, GC	N/A	N/A
Lisa J. Morrison, Senior Vice President - Leasing	221,250	46.1%

(1)
Excludes certain equity awards granted in accordance with Mr. Tanger's amended and restated employment contract, which was effective January 1, 2012. Such equity awards consist of (1) forty-five thousand (45,000) fully-vested Common Shares, (2) ninety thousand (90,000) restricted Common Shares subject to time vesting and (3) ninety thousand (90,000) restricted Common Shares subject to performance vesting. For more detail, see Grant of Plan-Based Awards table on page 31 and the Employment Contract section on page 36.

Such awards vest and the restrictions cease to apply with respect to twenty percent of the shares underlying each award on February 28th of each year over a five-year period, beginning on February 28, 2013.

The Option Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company's share price and therefore the wealth of our shareholders over a five-year period.  If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive's total compensation, will be reduced.  If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer's total compensation, will be significantly increased. Dividends are paid on all restricted Common Shares whether vested or unvested.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan.  Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date, except for the restricted Common Shares granted in 2013 subject to additional restrictions on sale after vesting described above which were discounted per FASB ASC 718 by 20%.

Common Share Option Awards

Options have not been utilized as a means of executive compensation since 2004.  The Compensation Committee does consider them, however, as a potential form of compensation and includes them in its annual assessment of executive compensation. The Compensation Committee decided that no options should be awarded to the executive officers in 2012 since all of the executive officers were being awarded restricted Common Shares.

When awarded, options are granted with an exercise price equal to the fair market value of our Common Shares. Under the terms of the Incentive Award Plan, the fair market value of our Common Shares is considered to be the closing price on the last trading day prior to the grant date.  The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

2010 Multi-Year Performance Award Plan

In January 2010, our Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2010 Notional Unit Multi-Year Performance Award Plan (referred to as the "2010 Multi-Year Performance Award Plan”). The 2010 Multi-Year Performance Award Plan is a long-term incentive compensation plan pursuant to which award recipients, as a group, may earn up to an aggregate of approximately 1,176,000 restricted Common Shares based on the Company's Common Share price appreciation over four years beginning on January 1, 2010.  The maximum number of Common Shares will be earned under this plan if the Company achieves 60% or higher share price appreciation over the four-year performance period.  After the awards are earned, they will remain subject to transfer restrictions and forfeiture conditions during a one-year vesting period. For notional amounts granted in 2010, any Commons Shares issued on January 1, 2014 will vest on December 31, 2014 contingent on continued employment through the vesting date.

Through December 31, 2012, under the 2010 Multi-Year Performance Award Plan, the Option Committee had granted 392,000 notional units, net of notional units forfeited, to award recipients, as a group, which may convert into a maximum of approximately 1,176,000 restricted Common Shares based on the aggregate share price appreciation over the four-year period from January 1, 2010 through December 31, 2013.  If the Company's aggregate share price appreciation during this period equals or exceeds the minimum threshold of 40%, then the notional units will convert into the Company's Common Shares on a one-for-one basis. The minimum threshold of 40% requires shareholders to receive a significant return before management would begin to share in the value creation. The notional units will convert into Common Shares on a one-for-two basis if the share price appreciation exceeds the target threshold of 50% and on a one-for-three basis if the share price appreciation exceeds the maximum threshold of 60%.  The Compensation Committee concluded that these threshold levels and payout ratios, subject to the maximum payout limitation described below, were appropriate to provide an effective retention and motivational tool for the executive management team who are in a position to significantly influence shareholder value creation, and also were similar to plans adopted by other companies in the REIT industry.

The notional amounts will convert on a pro rata basis between share price appreciation thresholds. The Common Share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period, but in no event will the price level target fall below $24.18 per share. If the Company's Commons Share price exceeds the maximum price level target, the number of restricted Common Shares granted will be reduced in order to not exceed the maximum plan value of $34.5 million (assuming the Company pays $3.11 per share in dividends during the four year performance period) or $38.4 million (assuming no dividends are paid).

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions.  If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.  Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned.

If the Company's aggregate Common Share price appreciation is less than 40% during the four-year performance period, then the notional units will not convert into any restricted Common Shares unless the Company's Common Share performance exceeds the 50th percentile of the share performance of its peer group, in which case the notional units will convert into restricted Common Shares on a one-for-one basis. This is intended to recognize performance relative to our peers and to help ensure that the notional units retain their value for incentive and retention purposes in varying market conditions. All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee. No additional notional units were granted in 2011 or 2012.

The following table sets forth the 2010 Multi-Year Performance Awards for our NEOs:

Named Executive Officer	Maximum Potential Reward (2)	Aggregate Grant Date Value (3)	Annualized Grant Date Value
Steven B. Tanger, CEO	$15,164,280	$4,379,400	$875,880
Frank C. Marchisello, Jr., CFO	6,571,188	1,897,740	379,548
Thomas E. McDonough, COO(1)	N/A	N/A	N/A
Chad D. Perry, GC(1)	N/A	N/A	N/A
Lisa J. Morrison, Senior Vice President - Leasing	1,516,428	437,940	87,588

(1)	Mr. McDonough and Mr. Perry were not employed by the Company when the 2010 Multi-Year Performance Plan was implemented and thus are not participants in the Plan.

(2)
Represents the maximum number of shares to be issued assuming the notional units convert on a one-for-three basis multiplied by the maximum share price appreciation target of $28.082 per share, assuming the Company pays dividends of at least $3.11 per share during the four year performance period.

(3)
Represents the notional units granted under the plan multiplied by the grant date fair value of $24.33. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

2013 Outperformance Plan

During February 2013, the Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2013 Outperformance Plan (the “2013 OPP") which provides for the grant of performance awards under the Incentive Award Plan. Under the 2013 OPP, the Company has granted an aggregate of 315,150 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 315,150 restricted Common Shares based on the Company's absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, over the three-year measurement period from January 1, 2013 through December 31, 2015. The maximum number of restricted Common Shares will be earned under the 2013 OPP if the Company both (a) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (b) is in the 70th or greater percentile of its peer group for TRS over the three-year measurement period. The Company expects that the maximum value of the awards, if the Company achieves or exceeds the 35% Common Share price appreciation and is in the 70th or greater percentile of its peer group for TRS over the three-year measurement period, will equal approximately $13.25 million.

Listed below is the maximum number of restricted Common Shares that each of the Company's named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Name	Maximum Award
Steven B. Tanger President and Chief Executive Officer	112,000
Frank C. Marchisello, Jr. Executive Vice President and Chief Financial Officer	48,000
Thomas E. McDonough Executive Vice President and Chief Operating Officer	48,000
Chad D. Perry Executive Vice President, General Counsel and Secretary	25,600
Lisa J. Morrison Senior Vice President - Leasing	8,550

Any restricted Common Shares earned on December 31, 2015 are also subject to a time based vesting schedule. 50% of the restricted Common Shares will vest on January 4, 2016 and the remaining 50% will vest on January 3, 2017, contingent upon continued employment with the Company through the vesting dates.

With respect to 70% of the notional units (which are convertible into up to 220,605 Common Shares), 33.333% of this portion of the award (or a portion convertible into up to 73,535 Common Shares) will be earned if the Company's aggregate Common Share price appreciation, inclusive of all dividends paid during this period, equals 25% over the three-year measurement period, 66.667% of the award (or a portion convertible into up to 147,070 Common Shares) will be earned if the Company's aggregate Common Share price appreciation, inclusive of all dividends paid during this period equals 30%, and 100% of this portion of the award (or a portion convertible into up to 220,605 Common Shares) will be earned if the Company's aggregate Common Share price appreciation, inclusive of all dividends paid during this period, equals 35% or higher.

With respect to 30% of the notional units (which are convertible into up to 94,545 Common Shares), 33.333% of this portion of the award (or a portion convertible into up to 31,515 Common Shares) will be earned if the Company's Common Share price appreciation inclusive of all dividends paid is in the 50th percentile of its peer group over the three-year measurement period, 66.667% of this portion of the award (or a portion convertible into up to 63,030 Common Shares) will be earned if the Company's Common Share price appreciation inclusive of all dividends paid is in the 60th percentile of its peer group during this period, and 100% of this portion of the award (or a portion convertible into up to 94,545 Common Shares) will be earned if the Company's Common Share price appreciation inclusive of all dividends paid is in the 70th percentile of its peer group or greater during this period. The peer group will be based on the SNL Equity REIT index.

The notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute Common Share price appreciation and for relative Common Share price appreciation amongst the Company's peer group. The Common Share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

Retirement Benefits

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401(k) plan.  Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion.  This benefit is generally available to all employees of the Company.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Tanger was provided with a monthly car allowance of $800 in 2012.  In addition, the Company paid a total of $44,436 for premiums on life insurance policies for Mr. Tanger during 2012.

The Company uses, from time to time, corporate aircraft supplied by third parties for executive travel. The Company makes such aircraft available for Mr. Tanger's personal use, and any such personal use is fully paid for by him with no incremental cost to the Company.

Employment Contracts and Change in Control

The Company's business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives.  The employment contracts generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement.  The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management.  For all named executive officers, the employment contracts consider a Change-in-Control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.  Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a Change-in-Control. Very often, senior executives lose their jobs in connection with a Change-in-Control. By agreeing up-front to provide severance benefits and accelerated vesting of equity grants in the event of a Change-in-Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened Change-in-Control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.

The Company currently has employment contracts with each of the NEOs listed in the Summary Compensation table on page 29 of this Proxy Statement.  See “Employment Contracts” on page 36 in this Proxy Statement.

Governance Policies Relating to Compensation

Minimum Ownership Guidelines

The Company's Board of Directors expects all non-employee directors, the CEO, the CFO, the COO and the GC to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. The Board of Directors, on the recommendation of the Compensation Committee, has established equity ownership guidelines for non-employee directors, the CEO, CFO, COO and GC. Non-employee directors are required to hold 5,000 Common Shares within three years of election to the Board.  The executives are required to hold Common Shares with a value equivalent to a multiple of their salary as listed in the table below within five years following their appointment as CEO, CFO, COO or GC.

Title	Multiple
CEO	10 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
GC	3 x Base Salary

Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and the executives, except Mr. Perry who joined the Company in December 2011, met the ownership guidelines as of December 31, 2012.

Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive officer shall reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific targets.

Anti-Hedging Policy

In February 2013, the Board adopted an anti-hedging policy applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from trading in puts, calls, options or other derivative securities based on the Company's securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the share holdings. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company's other shareholders. Therefore, directors and executive officers may not engage in any such transactions with respect to the Company's shares owned.

Mandatory Holding Period

Restricted Common Shares granted to the CEO, CFO, COO and GC in February 2013 include both a five-year vesting period and also have a mandatory holding period under which such executives cannot sell their vested Common Shares for an additional three years following each vesting date.

Taxation and Deductibility of Executive Compensation

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the chief executive officer and each of the Company's other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million.  In addition to salaries, bonuses payable to the Company's executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation.  The Incentive Award Plan permits, but does not require, share-based awards to qualify as "performance-based compensation" that is exempt from application of the Section 162(m) limitation.  It is the Company's policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions.  However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company's and the shareholders' best interests, and accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). In addition, we believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our shareholders at least 100% of our taxable income each year. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code would have a material adverse federal income tax consequence to us, provided we continue to distribute at least 100% of our taxable income each year. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code ("Section 409A") impose certain taxes under specified circumstances. Section 280G and Section 4999 provides that any executives, directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax.  The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each executive's employment contract provides for a cutback of amounts payable in order to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The impact of Section 409A is considered by the Compensation Committee and the Company's executive plans and programs are generally intended to be designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Bridget Ryan Berman (Chair)
Jack Africk
William G. Benton
Thomas J. Reddin
Thomas E. Robinson
Allan L. Schuman

2012 SUMMARY COMPENSATION TABLE (1)

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010:

Name and Principal position	Year	Salary ($)	Bonus ($) (1)	Share Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Steven B. Tanger President and Chief Executive Officer	2012	$800,000	$—	$9,971,163	$1,390,000	$488,446	(4)	$12,649,609
	2011	754,050	—	3,635,280	1,200,071	413,060	(4)	6,002,461
	2010	689,700	—	7,204,680	1,147,050	399,006	(4)	9,440,436
Frank C. Marchisello, Jr. Executive Vice President and Chief Financial Officer	2012	$405,500	$—	$1,829,000	$609,872	$158,796	(5)	$3,003,168
	2011	393,700	—	1,565,190	557,479	156,899	(5)	2,673,268
	2010	382,300	—	3,114,180	559,050	141,133	(5)	4,196,663
Thomas E. McDonough Executive Vice President and Chief Operating Officer (6)	2012	$371,300	$—	$885,000	$558,435	$49,200	(6)	$1,863,935
	2011	360,500	—	504,900	382,671	33,214	(6)	1,281,285
	2010	125,616	—	219,350	64,075	1,938	(6)	410,979
Chad D. Perry Executive Vice President and General Counsel (7)	2012	$350,000	$—	$—	$526,400	$6,612	(7)	$883,012
	2011	19,178	100,000	141,050	—	—		260,228
Lisa J. Morrison Senior Vice President, Leasing	2012	$254,200	$—	$221,250	$338,632	$25,605	(8)	$839,687
	2011	246,800	—	151,470	303,751	24,779	(8)	726,800
	2010	239,600	—	555,660	224,798	23,316	(8)	1,043,374

(1)
The amount in the bonus column represents a one-time signing bonus paid to Mr. Perry, per the terms of his employment agreement. No NEO currently participates in any defined benefit, actuarial, or non-qualified pension plans of the Company.

(2)
The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and for 2010, the grant date fair value of notional units granted under the 2010 Multi-Year Performance Award Plan.  A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2012 consolidated financial statements on pages F-37 to F-39 of our 2012 Annual Report, Note 16 to our 2011 audited consolidated financial statements on pages F-32 to F-34 of our 2011 Annual Report, and Note 17 to our 2010 audited consolidated financial statements on pages F-37 to F-39 of our 2010 Annual Report, respectively. With respect to the awards granted under the 2010 Multi-Year Performance Award Plan, the grant date fair value was based on probable performance outcomes. The grant date fair value for these awards, assuming that the highest level of performance conditions will be achieved, was $8.5 million for Mr. Tanger, $3.7 million for Mr. Marchisello, and $845,000 for Ms. Morrison. Mr. McDonough and Mr. Perry do not participate in the 2010 Multi-Year Performance Award Plan because they joined the Company after it was established.

(3)
Amounts shown consist of payouts under our annual incentive cash bonus plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan, (2) a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year and (3) a New Development Bonus.

(4)
Mr. Tanger's other compensation during 2012, 2011 and 2010 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $44,436 during 2012, $44,787 during 2011 and $89,608 during 2010, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $394,524 during 2012, $330,025 during 2011 and $289,998 during 2010, a Company match under an employee 401(k) plan of $10,000 during 2012 and $9,800 during each of 2011 and 2010, and reimbursement for legal services incurred in connection with Mr. Tanger's amended and restated employment agreement of $29,886 in 2012 and $18,848 in 2011.

(5)
Mr. Marchisello’s other compensation represents dividends paid on unvested restricted Common Shares of $148,796 during 2012, $147,099 during 2011 and $131,333 during 2010, as well as a Company match under an employee 401(k) plan of $10,000 during 2012 and $9,800 during each of 2011 and 2010.

(6)
Mr. McDonough joined the Company in August 2010 and thus his compensation during 2010 represents less than a full year. Mr. McDonough's other compensation represents dividends paid on unvested restricted Common Shares of $39,200 during 2012, $23,414 during 2011 and $1,938 during 2010, as well as a Company match under an employee 401(k) plan of $10,000 during 2012 and $9,800 during 2011.

(7)
Mr. Perry joined the Company in December 2011 and thus his compensation during 2011 represents less than a full year. Mr. Perry's other compensation represents dividends paid on unvested restricted Common Shares of $4,150 during 2012, as well as a Company match under an employee 401(k) plan of $2,462 during 2012.

(8)
Ms. Morrison’s other compensation represent dividends paid on unvested restricted Common Shares of $15,805 during 2012, $14,979 during 2011, and $13,743 during 2010, as well as a Company match under an employee 401(k) plan of $9,800 during 2012 and 2011, and $9,573 in 2010.

2012 GRANT OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to named executive officers in the year ended December 31, 2012:

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Share Awards: Number of Common Shares or Units (#) (4)	Grant Date Fair Value of Equity Awards ($) (1)
		Minimum ($)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B. Tanger	2/14/2012					—	—	—	144,000	$4,248,000
	2/28/2012					—	—	—	45,000	1,306,350
	2/28/2012					—	—	—	90,000	2,612,700
	2/28/2012					—	—	90,000	—	1,804,113
		$600,000	$800,000	$1,000,000	$1,600,000
Frank C. Marchisello, Jr.	2/14/2012					—	—	—	62,000	$1,829,000
		$304,125	$405,500	$506,875	$689,350
Thomas E. McDonough	2/14/2012					—	—	—	30,000	$885,000
		$278,475	$371,300	$464,125	$631,210
Chad D. Perry	2/14/2012					—	—	—	—	$—
		$262,500	$350,000	$437,500	$595,000
Lisa J. Morrison(5)	2/14/2012					—	—	—	7,500	$221,250
		$12,710	$38,130	$63,550	$88,970
					207,934
				20,000	35,000
				95,968

(1)
The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee or Option Committee.  Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 14, 2012 awards was $29.50.

(2)
These columns show the range of estimated payouts targeted for 2012 performance under our annual incentive cash bonus plan for our executive officers as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis.  The actual cash bonus payment made in 2013 for 2012 performance, based on the metrics described, amounted to 173.75% of base salary for Mr. Tanger, and 150.40% of base salary for Mr. Marchisello, Mr. McDonough and Mr. Perry.

(3)
Represents restricted Common Shares that will vest in equal installments on the 90th day following the end of each of the five calendar years during the Contract Term (each, a “Performance Year”) if (A) Mr. Tanger remains in continuous employment through the last day of the Performance Year and (B) the Company's TRS for such Performance Year is equal to or greater than eight percent (8%). Further, if any portion of the restricted Common Shares remains unvested as of the end of the fifth Performance Year, such Common Shares will vest if the Company has attained a cumulative TRS for the five Performance Years equal to or greater than forty percent (40%). These awards may range from zero to the maximum amount set forth in the table. Accordingly, the "Target (#)" column is not applicable.

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

(5)
The amounts shown in this row under "Estimated Future Payouts under Non-Equity Incentive Plan Awards" columns includes the amounts Ms. Morrison was eligible to receive under our annual Incentive Cash Bonus Plan, the terms of her employment contract, a separate bonus based on leasing team goals and a bonus based on new development project leases. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms. Morrison receives the higher of the bonus as calculated under our annual Incentive Cash Bonus Plan or the bonus calculated under the terms of her employment contract, but not both.  Ms. Morrison received a cash bonus of $207,934 in 2013 for 2012 performance based on the terms of her employment contract and did not receive a bonus under our annual Incentive Cash Bonus Plan. In addition, Ms. Morrison received $35,000 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year. Under this plan for 2012, Ms. Morrison could receive up to $20,000 if the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum target levels, up to a maximum total award of $35,000. Finally, Ms. Morrison received a New Development Bonus of $95,698. We have included the actual amount earned in 2012 as target as we believe it is a representative amount. However, there is no threshold, target or maximum for the New Development Bonus. The amounts were determined solely based on leases executed in 2012 in connection with new projects.

OUTSTANDING EQUITY AWARDS AT YEAR END 2012

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2012:

Name	Option Awards			Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
Steven B. Tanger	—	—	—	—	19,200	(4)	$656,640
					48,000	(5)	1,641,600
					86,400	(6)	2,954,880
					115,200	(7)	3,939,840
					144,000	(8)	4,924,800
					90,000	(9)	3,078,000
								90,000	(10)	$3,078,000
								443,400	(13)	15,164,280
Frank C. Marchisello, Jr.	—	—	—	—	10,000	(4)	$342,000
					22,400	(5)	766,080
					37,200	(6)	1,272,240
					49,600	(7)	1,696,320
					62,000	(8)	2,120,400
								192,140	(13)	$6,571,188
Thomas E. McDonough	—	—	—	—	6,000	(11)	$205,200	—		—
					16,000	(7)	547,200
					30,000	(8)	1,026,000
Chad D. Perry	—	—	—	—	4,000	(12)	$136,800	—		—

Lisa J. Morrison	—	—	—	—	1,200	(4)	$41,040
					2,400	(5)	82,080
					3,600	(6)	123,120
					4,800	(7)	164,160
					7,500	(8)	256,500
								44,340	(13)	$1,516,428

(1)	Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.

(2)	Based on the closing price of our Common Shares on December 31, 2012 of $34.20.

(3)
Represents portion of restricted Common Shares that may be earned from the conversion of notional units assuming for purposes of this discussion that the Company achieves its maximum level of share price appreciation over the four year performance period ending December 31, 2013, and that the Company pays a minimum of $3.11 per share in dividends during such performance period. We have assumed that the share price on December 31, 2013 is equal to the share price on December 31, 2012.

(4)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2009, 2/28/2010, 2/28/2011, 2/28/2012 and 2/28/2013.

(5)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2010, 2/28/2011, 2/28/2012, 2/28/2013 and 2/28/2014.

(6)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2011, 2/28/2012, 2/28/2013, 2/28/2014 and 2/28/2015.

(7)	Restricted Common Shares vest at a rate of 20% per year, with vesting date on 2/28/2012, 2/28/2013, 2/28/2014, 2/28/2015 and 2/28/2016.

(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting date on 2/28/2013, 2/28/2014, 2/28/2015, 2/28/2016 and 2/28/2017.

(9)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 1/01/2013, 1/01/2014, 1/01/2015, 1/01/2016 and 1/01/2017.

(10)
Restricted Common Shares vest at a rate of 20% per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates, if earned, of 3/31/2013, 3/31/2014, 3/31/2015, 3/30/2016 and 3/31/2017.

(11)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 8/23/2011, 8/23/12/2012, 8/23/2013, 8/23/2014 and 8/23/2015.

(12)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 12/12/2012, 12/12/2013, 12/12/2014, 12/12/2015 and 12/12/2016.

(13)	Notional units will convert into restricted Common Shares, if earned, on January 1, 2014 and vest on December 31, 2014.

OPTION EXERCISES AND COMMON SHARES VESTED IN 2012

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2012:

Name	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven B. Tanger	—	—	165,000	$4,789,950
Frank C. Marchisello, Jr.	—	—	54,000	1,567,620
Thomas E. McDonough	—	—	6,000	182,240
Chad D. Perry	—	—	1,000	33,240
Lisa J. Morrison	—	—	5,600	162,568

(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	1,391,800	$22.16	3,545,420
Equity compensation plans not approved by security holders	—	—	—
Total	1,391,800	$22.16	3,545,420

(1)
Includes 1,176,000 restricted Common Shares, the maximum amount of restricted Common Shares that may be issued under the 2010 Multi-Year Performance Award Plan. Under the plan, the Company issued 392,000 notional units, net of notional units forfeited, which will convert into restricted Common Shares on a one for one basis, one for two basis, or one for three basis, depending upon the amount by which the Company's Common Shares appreciate above a minimum level over a four year performance period ending December 31, 2013. The weighted average exercise price in column (b) does not take these awards into account.

Employment Contracts

The following summary sets forth the material terms of the employment contracts with the named executive officers in effect as of December 31, 2012.

On February 28, 2012, we entered into an amended and restated employment agreement with Steven B. Tanger. The amended and restated employment agreement amends and restates Mr. Tanger's previous employment agreement in its entirety, effective as of January 1, 2012.  Prior to entering into the amended and restated agreement, the Compensation Committee undertook, with the assistance of their compensation consultant, a comprehensive review of Mr. Tanger's previous employment agreement, initially entered into as of January 1, 2004.  The Compensation Committee considered, among other items, corporate governance guidelines, best practices and industry practices.

Pursuant to the employment agreement, Mr. Tanger shall continue to serve as President and Chief Executive Officer of the Company and, if elected or appointed, a member of the Board through January 1, 2017 (the period commencing on the Effective Date and ending on such date, the “Contract Term”). During 2012, Mr. Tanger will be paid an annual base salary of $800,000. Thereafter, beginning in 2013, Mr. Tanger's annual base salary will be determined by the Board, but may not, without Mr. Tanger's consent, be less than his annual base salary in the prior year. Mr. Tanger may also be eligible to receive an annual incentive bonus, including awards under the Company's Amended and Restated Incentive Award Plan.

Pursuant to the employment agreement, the Company granted to Mr. Tanger certain equity awards on February 28, 2012. Such equity awards consist of (1) forty-five thousand (45,000) fully-vested Common Shares, (2) ninety thousand (90,000) restricted Common Shares subject to time vesting (“Time Vesting Shares”) and (3) ninety thousand (90,000) restricted Common Shares subject to performance vesting (“Performance Vesting Shares”). The Time Vesting Shares will vest, subject to Mr. Tanger's continued employment, at the rate of twenty percent (20%) per year with the first shares vesting on January 1, 2013 and an additional twenty percent (20%) vesting on each anniversary of the Effective Date thereafter until the Time Vesting Shares are fully vested. The Performance Vesting Shares will become vested in equal installments on the 90th day following the end of each of the five calendar years during the Contract Term (each, a “Performance Year”) if (A) Mr. Tanger remains in continuous employment through the last day of the Performance Year and (B) the Company's total shareholder return for such Performance Year is equal to or greater than eight percent (8%). Further, if any portion of the Performance Vesting Shares remains unvested as of the end of the fifth Performance Year, such shares will vest if the Company has attained a cumulative total shareholder return for the five Performance Years equal to or greater than forty percent (40%).

All unvested Time Vesting Shares will also fully vest upon termination of Mr. Tanger's employment due to death or Disability, as such term is defined in the employment agreement, his resignation for Good Reason, as defined in the agreement, termination by the Company of his employment other than for Cause, as defined in the employment agreement or the occurrence of a Change of Control, also as defined in the agreement. All unvested Performance Vesting Shares will also fully vest upon termination of Mr. Tanger's employment due to death or Disability or the occurrence of a Change of Control.

During the Contract Term and for ninety (90) days thereafter, the Company will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million and, in the event of termination of employment prior to the end of the Contract Term (other than for Cause, as defined in the employment agreement, or without Good Reason, as defined in the employment agreement), the Company will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.

If Mr. Tanger's employment is terminated without Cause or for Good Reason, Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, receive (1) a lump sum payment equal to three-hundred percent (300%) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three (3) years immediately preceding the year of termination, and (2) continued participation in the employee benefit plans of the Company or the Operating Partnership through the end of the Contract Term.

If Mr. Tanger's employment is terminated due to death or Disability, Mr. Tanger will receive (1) a lump sum payment equal to the amount of annual base salary to which he would have been entitled through the end of the Contact Term and (2) an amount equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.

If Mr. Tanger's employment is terminated due to non-renewal of the Contract Term, Mr. Tanger shall continue to provide consulting services to the Company for one (1) year following the end of the Contract Term and shall continue to receive an amount equal to his annual base salary during such one (1)-year period as compensation for his services. In addition, upon such a termination, all outstanding stock incentive awards held by Mr. Tanger that are not performance-based shall fully vest and all accrued and unvested dividends on Performance Vesting Shares shall fully vest and be paid in lump sum.

All payments and benefits due to Mr. Tanger under the agreement are subject to reduction to the extent necessary to avoid Federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

During the Contract Term and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any outlet centers or competing retail commercial property or in any active or passive investment in property connected with an outlet center or a competing retail commercial property. Such prohibition, however, shall only apply after termination of employment with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger's employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger's employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities.

Frank C. Marchisello, Jr. has a three-year employment contract originally effective January 1, 2004.  Mr. Marchisello’s contract automatically extends for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year. Mr. Marchisello is eligible to receive an annual incentive bonus based on performance criteria approved by the Company's Compensation Committee.

If Mr. Marchisello’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months subject to the limitations required to comply with Section 409A.  Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Thomas E. McDonough entered into an employment agreement effective August 23, 2010 and expiring on December 31, 2013. Mr. McDonough's contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless either party gives written notice to the other party within 180 days prior to the end of the initial term or extended term that the contract term will not be automatically extended. Pursuant to the terms of the agreement, Mr. McDonough's annual base salary may not be less than $350,000. Mr. McDonough is eligible to receive an annual incentive bonus based on performance criteria approved by the Company's Compensation Committee.

If Mr. McDonough's employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. McDonough's employment is terminated by us without Cause, or by Mr. McDonough for Good Reason, as those terms are defined in the agreement, Mr. McDonough will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years (or such shorter period if not employed for three years) to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Chad D. Perry entered into an employment agreement effective December 12, 2011 and expiring on December 31, 2014. Mr. Perry's contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless either party gives written notice to the other party within 180 days prior to the end of the initial term or extended term that the contract term will not be automatically extended. Pursuant to the terms of the agreement, Mr. Perry's annual base salary may not be less than $350,000. Mr. Perry is eligible to receive an annual incentive bonus based on performance criteria approved by the Company's Compensation Committee.

If Mr. Perry's employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Perry's employment is terminated by us without Cause, or by Mr. Perry for Good Reason, as those terms are defined in the agreement, Mr. Perry will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years (or such shorter period if not employed for three years) to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Lisa J. Morrison has a three year employment contract originally effective January 1, 2008.  Ms. Morrison’s contract automatically extends for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  During the initial term, Ms. Morrison’s base salary may not be less than $231,500.  In addition to her base salary, for the contract year beginning January 1, 2008 and, if approved by the Company’s Board of Directors, for each contract year thereafter, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one- hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) is greater than 100% of Ms. Morrison's annual base salary, such excess amount will be carried over to the next succeeding contract year, subject to Ms. Morrison's continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company's annual bonus plan.

If Ms. Morrison's employment is terminated by reason of death or Disability, she or her estate will receive as additional compensation a lump-sum payment in an amount equal to half of her annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if the employment of the executive is terminated by us without Cause, or by the executive for Good Reason, as those terms are defined in her agreements, the terminated executive will receive a severance payment in an amount equal to the sum of (a) 100% of her annual base salary for the current contract year, and (b) her average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A.

During the term of Mr. Marchisello’s employment and for a period of one year thereafter (three years if he receives the 300% severance payment described above), Mr. Marchisello is prohibited from engaging directly or indirectly in any aspect of the outlet business within a 50 mile radius of the site of any commercial property owned, leased or operated by us as of the date of Mr. Marchisello's employment termination or within a 50 mile radius of any commercial property that we negotiated to acquire, lease or operate within the six month period prior to Mr. Marchisello's employment termination.

During the terms of employment for Mr. McDonough, Mr. Perry and Ms. Morrison, and for a period of one year thereafter (180 days for Ms. Morrison) if the executive's employment is terminated by us for Cause or by the executive without Good Reason (or three years for Mr. McDonough and Mr. Perry, one year for Ms. Morrison, if the executive receives severance due to a termination by the Company without Cause or by the executive for Good Reason), the executive is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, (with an effective ownership interest of 50% or more) or operated by the Company within the 365-day period ending on the date of termination of the executive's employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any site that, within the 365-day period ending on the date of termination of the executive's employment, the Company or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) within a radius of 5 miles of any retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) that, within the 365-day period ending on the date of the termination of the executive's employment, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

Mr. Tanger and Mr. Marchisello are employed and compensated by both the Operating Partnership and the Company.  The Compensation Committee believes that the allocation of such persons' compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity.  All other employees are employed solely by the Operating Partnership.

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment.  In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination by the Company without Cause or by the executive for Good Reason following a Change in Control, (3) termination as a result of death, (4) termination as result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. Tanger and Mr. Marchisello in effect as of December 31, 2012 are generally as stated below:

“Cause”  - The Operating Partnership or, as applicable, the Company shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership or, as applicable, the Company through a material act of dishonesty in the performance of his duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty percent (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” - The executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

•	any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent;

•
if, after a Change in Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (or New York, New York in the case of Mr. Tanger) without his consent or (ii) in the case of Mr. Tanger, the executive no longer reports directly to the Board of Directors;

•
a material breach of the employment agreement by the Operating Partnership or, as applicable, the Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

•	the executive’s election to terminate employment within the 180 day period following a Change in Control; or

•	in the case of Mr. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

“Disability” - shall mean the absence of the executive from the executive's duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive's legal representative.

The terms “Cause”, “Change of Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. McDonough and Mr. Perry, are generally as stated below:
“Cause” The Operating Partnership shall have "Cause" to terminate executive's employment upon (i) executive causing material harm to the Operating Partnership through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).
“Change of Control” shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or Company of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
“Good Reason” Executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:  (i) any material adverse change in his job titles, duties, responsibilities, perquisites, or authority without his consent; (ii) if, after a Change of Control, any of the principal duties of executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent; (iii) a material breach of the employment agreement by the Operating Partnership, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Operating Partnership of executive's written demand for payment thereof; or (iv) if executive elects to terminate his employment by written notice to the Operating Partnership within the 180 day period following a Change of Control.
“Disability” shall mean the absence of executive from executive's duties to the Operating Partnership on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership and acceptable to executive or executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).
The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Ms. Morrison, are generally as stated below:
“Cause”  - The Operating Partnership shall have “Cause” to terminate the executive's employment upon (i) the Operating Partnership's determination that the executive has embezzled money or property, (ii) the executive's willful refusal to perform reasonable duties incident to her employment after ten (10) days' written notice to the executive from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the specific duties to be performed or (iii) conviction of a felony that, in the judgment of the Board of Directors, adversely affects the business or reputation of the Company.
“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than fifty percent of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty percent or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or (C) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” – Ms. Morrison shall have Good Reason to terminate her employment upon any of the following events:

•	the Operating Partnership materially fails to make payment of amounts due to her under the employment agreement;

•	the Operating Partnership commits a material breach of its obligations under the employment agreement;

•
the principal duties of Ms. Morrison are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent following the occurrence of (A) a Change in Control, (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership, or (C) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent of the value of all of the surviving company’s outstanding shares.

“Disability” - shall mean Ms. Morrison’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

The employment contracts of the NEOs other than Mr. Tanger consider a Change in Control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance benefits.  In addition, for purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change in Control.  In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code.  The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2012, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon termination.  Also included in table below is the value of restricted Common Shares assumed to be earned upon termination from the conversion of the notional units under the Company's 2010 Multi-Year Performance Award Plan. Under the plan, the Company issued 392,000 notional units, net of notional units forfeited, which will convert into restricted Common Shares on a one for one basis, one for two basis, or one for three basis, depending upon the amount by which the Company's Common Shares appreciate above a minimum level over a four year period ending December 31, 2013. For a further discussion of the plan, see "Compensation Discussion and Analysis-2010 Multi-Year Performance Award Plan" included in this Proxy Statement. For a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the four year performance period, and the restricted Common Shares earned had a termination not occurred will be reduced pro-rata for time employed. Such shares will vest immediately upon the end of the four year performance period. For a termination upon a Change in Control, the share price appreciation targets will be reduced pro rata based upon the period of time that the effective date of the plan to the date of the Change in Control bears to the four year performance period, and any restricted Common Shares earned will vest immediately upon the Change in Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period.

The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Name	Cash Severance Payment ($)(1)	Share Awards ($)(2)	Continuation of Benefits ($)(3)	All Other Comp. ($)(4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	$6,570,000	$29,674,819	$26,947	$177,744	$36,449,510
Change in Control	6,570,000	36,912,505	26,947	177,744	43,687,196
Death	4,590,000	32,752,819	—	—	37,342,819
Disability	4,590,000	32,752,819	—	177,744	37,520,563
For Cause or without Good Reason	—	—	—	—	—
Frank C. Marchisello, Jr.
Without Cause or For Good Reason	$8,195,364	$11,604,632	$—	$—	$19,799,996
Change in Control	8,195,364	13,407,163	—	—	21,602,527
Death or Disability	1,015,372	11,604,632	—	—	12,620,004
For Cause or without Good Reason	—	—	—	—	—
Thomas E. McDonough
Without Cause or For Good Reason	$2,969,970	$1,778,400	$—	$—	$4,748,370
Change in Control	2,969,970	1,778,400	—	—	4,748,370
Death or Disability	929,735	1,778,400	—	—	2,708,135
For Cause or without Good Reason	—	—	—	—	—
Chad D. Perry
Without Cause or For Good Reason	$2,741,370	$136,800	$—	$—	$2,878,170
Change in Control	2,741,370	136,800	—	—	2,878,170
Death or Disability	876,400	136,800	—	—	1,013,200
For Cause or without Good Reason	—	—	—	—	—
Lisa J. Morrison
Without Cause or For Good Reason	$543,260	$1,914,806	$—	$—	$2,458,066
Change in Control	543,260	2,330,775	—	—	2,874,035
Death or Disability	465,732	1,914,806	—	—	2,380,538
For Cause or without Good Reason	—	—	—	—	—

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.”

(2)
Amounts shown in this column include the value of restricted Common Shares which (1) were unvested at December 31, 2012 and that would immediately vest upon termination of employment, and (2) are assumed to be earned from the conversion of notional units and which would vest at the end of the four year performance period in the case of a termination without Cause, for Good Reason, death or Disability, or immediately upon a Change in Control. In estimating the number of restricted Common Shares to be earned from the conversion of notional units, the share price at the end of the four year performance period is assumed to be equivalent to the share price at the end of the current fiscal year ended December 31, 2012, and dividends are assumed to be paid during the four year performance period at similar rates as during 2012. For a termination without Cause, for Good Reason, death or Disability, each notional unit is assumed to be converted into the maximum of three Common Shares, and for a termination upon a Change in Control, each notional unit is assumed to be converted into the maximum of three Common Shares. The value of the restricted Common Shares is based on the closing price of our Common Shares on December 31, 2012 of $34.20.

(3)
Includes estimated costs of continuation of benefits for the remainder of Mr. Tanger’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.

(4)	Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 1, 2013, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (2)	Percent of All Common Shares (including upon exchange of such owner's Units)
Steven B. Tanger (3) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	578,426	*	2,870,456	3.5%
The Vanguard Group (4) Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	11,874,804	12.6%	—	12.6%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	8,495,756	9.0%	—	9.0%
FMR LLC (6) 82 Devonshire Street Boston, MA 02109	7,050,746	7.5%	—	7.5%
Stichting Pensioenfonds ABP (7) APG Asset Management US, Inc. 666 Third Avenue, 2nd Floor New York, NY 10017 APG Group APG All Pensions Group NV Gustav Mahlerplein 3 1082 MS Amsterdam The Netherlands	6,904,643	7.3%	—	7.3%
Jack Africk	165,596	*	—	*
William G. Benton	68,070	*	—	*
Bridget Ryan Berman	25,096	*	—	*
Donald G. Drapkin	15,838	*	—	*
Thomas J. Reddin	17,144	*	—	*
Thomas E. Robinson	53,617	*	—	*
Allan L. Schuman (8)	58,096	*	—	*
Frank C. Marchisello, Jr.	290,224	*	—	*
Thomas E. McDonough	112,130	*	—	*
Chad D. Perry	25,000	*	—	*
Lisa J. Morrison	21,104	*	—	*
Directors and Executive Officers as a Group (16 persons) (9)	1,528,229	1.6%	2,870,456	4.5%

*	Less than 1%

(1)
The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

(2)
Represents Common Shares that may be acquired upon the exchange of Units beneficially owned.  Each exchangeable Unit of the Operating Partnership and each Unit that may be acquired upon the exercise of options to purchase Units may be exchanged for four of our Common Shares.

(3)
Includes 704,302 Units of the Operating Partnership held by Tango 7, LLC, and 13,226 Common Shares and 13,312 Units of the Operating Partnership held by the Tanger 2012 Hancock Insurance Trust. Mr. Tanger holds, directly or indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. Mr. Tanger and his sister, Susan Tanger Nehmen, are co-trustees of the Tanger 2012 Hancock Insurance Trust, and have shared voting and shared dispositive power for all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC and the Tanger 2012 Hancock Insurance Trust are exchangeable into 2,870,456 Common Shares of the Company. Excludes 1,383,062 Common Shares and 149,999 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts.

(4)
We have received copies of a Schedule 13G/A as filed with the SEC by The Vanguard Group, Inc. (referred to as "Vanguard") and a Schedule 13G/A filed February 11, 2013 by Vanguard REIT Index Fund (referred to as "REIT Fund"), a client of Vanguard, reporting ownership of these shares as of December 31, 2012. As reported by Vanguard in its 13G/A, (i) Vanguard has sole dispositive power for 11,718,933 of such shares, which includes shares owned by REIT Fund, and shared dispositive power for 155,871 of such shares, and (ii) Vanguard has sole voting power for 210,969 of such shares and shared voting power for 71,300 of such shares. As reported by REIT Fund in its Schedule 13G/A, REIT Fund has sole voting power for 6,214,879 of such shares.

(5)
We have received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. reporting ownership of these shares as of December 31, 2012. As reported in said Schedule 13G/A, Blackrock has sole dispositive and voting power for all such shares.

(6)
We have received a copy of Schedule 13G/A as filed with the SEC by FMR LLC (referred to as “FMR”) and Edward C. Johnson 3rd reporting ownership of these shares as of December 31, 2012.  As reported in said Schedule 13G/A, FMR and Edward C. Johnson 3rd have sole dispositive power for all such shares, and FMR has sole voting power for 392,349 of such shares.

(7)
We have received copies of separate Schedules 13G as filed with the SEC by (i) APG Group and APG All Pensions Group NV (referred to as "APG NV") and (ii) APG Asset Management US, Inc. (referred to as "APG US") and Stichting Pensioenfonds ABP (referred to as “Stichting”), reporting ownership of these shares as of December 31, 2012. As reported by APG US and Stichting in their Schedule 13G, APG US and Stichting each have sole dispositive and voting power for all such shares, which shares include those reported by APG Group and APG NV in their respective Schedule 13G. As reported by APG Group and APG NV in their Schedule 13G, APG Group and APG NV each have sole dispositive and voting power for all such shares. APG NV is the exclusive investment manager with the power to vote and make all investment decisions for all such shares. APG NV has delegated its investment and voting power with respect to these shares to APG US.

(8)	Includes 12,000 options to purchase our Common Shares exercisable within 60 days.

(9)
Includes 12,000 Common Shares which may be acquired upon the exercise of options to purchase Common Shares or options to purchase Units exercisable within 60 days and also includes 2,870,456 Common Shares which may be acquired upon exchange of 717,614 Units of TPLP. Includes 28,658 Common Shares which have been pledged as security for certain personal loans. None of such shares are pledged by any Director or NEO.

Certain Relationships and Related Party Transactions

On June 1, 2011, the Tanger Family Limited Partnership was dissolved in connection with the settling of the estate of Stanley K. Tanger. Upon dissolution of the Tanger Family Limited Partnership, the units of the Operating Partnership owned by the Tanger Family Limited Partnership were distributed to the individual beneficial owners of the Tanger Family Limited Partnership (collectively referred to as the "Family Limited Partners"), who are primarily the descendants of Stanley Tanger (including Steven Tanger, the Company's CEO), their spouses or former spouses or their children and/or trusts for their benefit. Each such individual beneficial owner became an individual limited partner of the Operating Partnership, and each has the ability to exchange their Operating Partnership Units for the Company's Common Shares in the ratio of one Unit for four Common Shares. Since January 1, 2012, a total of 1,682,507 Operating Partnership units have been exchanged by certain Family Limited Partners for 6,730,028 Company Common Shares.

For the year ended December 31, 2012, the Family Limited Partners received quarterly distributions of earnings from the Operating Partnership totaling $4.9 million.

In 2004, the Company adopted a Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTOR RELATIONS”, then "CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct states that conflicts of interest should be avoided wherever possible.  Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.

In 2009, the Company adopted the Related Party Transaction Policy and Procedures, which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices.  The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2013 and to perform such other services as may be required.  The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered.  Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2012.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.  See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2012 and 2011.

Vote Required.  The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present.  Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2012, we reviewed with the Company’s CFO, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by PwC of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance.  We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting.  PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements; and

2.	the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us.  We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm.  We reviewed and approved all non-audit services performed by PwC during 2012 and determined that the provision of the services was compatible with maintaining PwC’s independence. Each year we pre-approve certain specific non-audit services and associated fees to be performed by PwC, including certain tax consulting services for which any one service would be $30,000 or less, and for all such services which would be less than $250,000 in the aggregate.  In addition, we have delegated to the chairman of the Audit Committee the authority to pre-approve other non-audit services to be performed by PwC and associated fees, provided that the chairman reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, including independence with respect to tax services, and we discussed with PwC its independence.

We reviewed and discussed the 2012 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC.  We also discussed the certification process with the CEO and CFO.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective.  We discussed with PwC the matters required to be discussed by PCAOB AU 380.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2012 and 2011:

	2012	2011
Audit fees	$748,075	$806,000
Audit-related fees	—	85,000
Tax fees-tax compliance and preparation fees	246,709	193,231
Subtotal	994,784	1,084,231
Tax Fees-other	25,118	65,805
All other fees	—	—
Subtotal	25,118	65,805
Total	$1,019,902	$1,150,036

The audit fees for the years ended December 31, 2012 and 2011, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting.  The audit fees for the year ended December 31, 2012 decreased compared to the year ended December 31, 2011 primarily due to certain property acquisitions and joint venture transactions completed by the Company during 2011 that were not present in the current year. Also included for the years ended December 31, 2012 and 2011 were services related to the issuance of comfort letters and documents filed with the SEC.

The audit-related fees for the year ended December 31, 2011 were for consultations and special audit work related to the acquisition of three outlet centers.

The tax fees for the year ended December 31, 2012 and 2011 were for tax compliance and preparation including tax return preparation and review.

The tax fees – other for the year ended December 31, 2012 and 2011 were for tax planning, advice, and consulting.

The percentage of tax fees and tax fees-other approved pursuant to the pre-approved policies was 31% during 2012 and 31% during 2011.

THE AUDIT COMMITTEE
Thomas J. Reddin (Chair)
Jack Africk
William G. Benton
Donald G. Drapkin
Thomas E. Robinson

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a "say-on-pay" advisory vote every year and the next "say-on-pay" advisory vote will occur at the 2014 Annual Meeting of Shareholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company's Proxy Statement for the 2013 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company's compensation program is designed to reward both teamwork and the individual officer's contribution to the Company with respect to annual and longer-term goals. The Company's primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2012, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the following key achievements:

•	For the year ended 2012, our FFO increased 16.2% as compared to the prior year.

•	Our same-center net operating income (NOI) grew 6.0% in 2012, marking the 32nd consecutive quarter of growth in same-center NOI.

•	Our year end 2012 occupancy rate was 98.9%, marking the 32nd consecutive year we have achieved a year end occupancy rate at or above 95%.

•	On April 5, 2012, we increased our cash dividend from $0.20 to $0.21, representing the 19th consecutive year of increased cash dividends.

•
We increased our portfolio of properties that we own, or have ownership interests in, by 8.1% with the development of two new properties in the United States and the acquisition of two existing properties in Canada.

•
We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. Accordingly, over the past ten years a $100 investment in the Company would have increased to $683 on December 31, 2012 and would have outperformed an investment in the SNL US Equity REIT Index by 114%, the SNL US Retail REIT Index by 95% and the Russell 3000 by 226% over the same period.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. For a discussion of FFO and NOI, please see our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 27, 2013 beginning on page 52.

Vote Required. This non-binding advisory vote shall be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange.  Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and the amendments thereto received by us for the year ended December 31, 2012, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 were filed timely, with the exception of one transaction by each of Mr. Tanger and Mr. Drapkin.

Shareholder Proposals and Nominations for the 2014 Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in the 2014 Proxy Statement

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2014 must be received by us no later than December 4, 2013.  Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Other Proposals and Shareholder Nominations for Director

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8.  These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2014 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 17, 2014 and not later than the close of business on February 16, 2014 in order to be considered at the Annual Meeting. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded and the persons named as proxies in the proxy materials relating to the 2014 Annual Meeting of Shareholders will use their discretion in voting the proxies with respect to any such matters.  A shareholder’s notice to nominate a director or bring any other business before the 2014 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.

If the date of the 2014 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 17, 2014, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2014 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 17, 2014, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Shareholder Suggestions for Director Nominations

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2014 Annual Meeting of Shareholders.  The person proposing the nominee must be a shareholder entitled to vote at the 2014 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice.  Shareholder suggestions for director nominees must be received between January 17, 2014 and February 16, 2014, and should include: (i) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the nomination.  The Nominating and Corporate Governance Committee will consider nominees suggested by shareholders on the same terms as nominees selected by the Nominating and Corporate Governance Committee.

Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board.  The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company.  We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlet.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW", and then, "GOVERNANCE DOCUMENTS”.  Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Householding of Proxy Materials.

The SEC permits a single set of annual reports, proxy statements, and Notices to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder would receive a separate voter instruction form if you have received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.  Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.  If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, Proxy Statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling our Investor Relations Department at (336) 834-6892 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

Other Business.

We know of no other business which will come before the meeting for action.  However, if any business other than that described in the Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

TangerOutlets

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2013.

Vote by Internet

- Go to **www.envisionreports.com/skt**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Jack Africk	☐	☐	☐	02 - William G. Benton	☐	☐	☐	03 - Bridget Ryan Berman	☐	☐	☐
04 - Donald G. Drapkin	☐	☐	☐	05 - Thomas J. Reddin	☐	☐	☐	06 - Thomas E. Robinson	☐	☐	☐
07 - Allan L. Schuman	☐	☐	☐	08 - Steven B. Tanger	☐	☐	☐				

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Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 17, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Chad D. Perry, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 17, 2013, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 3, 2013 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.